Exhibit 99.1
McKESSON REPORTS FISCAL 2010 FIRST-QUARTER RESULTS
•	Revenues of $26.7 billion for the first quarter.
•	First-quarter earnings per diluted share of $1.06, up 28%.
•	Fiscal 2010 Outlook raised — earnings per diluted share of $4.15 to $4.30.
SAN FRANCISCO, July 28, 2009 — McKesson Corporation (NYSE: MCK) today reported that revenues for the first quarter ended June 30, 2009 were $26.7 billion compared to $26.7 billion a year ago. First-quarter earnings per diluted share was $1.06 compared to 83 cents per diluted share a year ago.
     “McKesson had excellent first quarter results, driven by strong performance across the entire company. Every business in both our Distribution and Technology segments met or exceeded our earnings expectations, giving us positive momentum for the remainder of our fiscal year,” said John H. Hammergren, chairman and chief executive officer.
     In the first quarter, McKesson revenues were flat, primarily impacted by the Fiscal 2009 loss of certain customers in the U.S. pharmaceutical distribution business. Earnings per diluted share was up 28% versus the prior year, aided by strong cost controls across the company. This led to significant operating margin expansion in both segments, resulting in 12% growth in Distribution Solutions operating profit and 56% growth in Technology Solutions operating profit.
     The company continues to execute a balanced capital deployment strategy designed to create additional shareholder value. During the first quarter, McKesson repurchased $275 million of common stock, leaving $555 million remaining on its current share repurchase authorization. For the quarter, McKesson had cash flow from operations of $907 million and ended the quarter with cash of $2.6 billion.

     In the first quarter, the company’s 401(k) plan, the Profit Sharing Investment Plan (PSIP), resolved an outstanding legal matter. The PSIP will use a portion of the settlement proceeds from this matter in place of the company’s Fiscal 2010 plan contribution. Compared to Fiscal 2009, this resulted in a reduction in the company’s expense of four cents per diluted share in the first quarter, and is expected to result in an expense reduction of approximately 15 cents per diluted share for the full year.
     “I am very pleased with the company’s first quarter earnings, which are the result of focused execution and aggressive cost management in both segments of our business. In addition, strong cash flow generation in the first quarter allowed us to get an early start on our share repurchase program. Based on our positive momentum, we are raising our previous outlook and now expect that McKesson should earn between $4.15 and $4.30 per diluted share for the fiscal year ending March 31, 2010,” Hammergren said.
     Distribution Solutions revenues were flat in the first quarter. U.S. pharmaceutical distribution revenues were also flat for the quarter, reflecting market growth rates and the loss of certain customers in Fiscal 2009. In addition, there was a shift of revenues to direct store delivery from sales to customers’ warehouses.
     Canadian revenues, on a constant currency basis, grew 10% for the quarter due to market growth rates and expanded distribution agreements. Including an unfavorable currency impact of 15%, Canadian revenues decreased 5% for the quarter. Medical-Surgical distribution revenues were up 9% for the quarter, aided by acquisitions made in late Fiscal 2009 and an increase in demand from the H1N1 virus.
     In the first quarter, Distribution Solutions gross profit of $954 million improved 2% compared to the first quarter a year ago. The increase in gross profit for the quarter was due primarily to the impact of our agreements with branded pharmaceutical manufacturers and an improved mix of higher-margin products and services, including sales of OneStop Generics, which were up 19%

in the quarter, partially offset by lower sell margin in our U.S. pharmaceutical business.
     Distribution Solutions operating profit of $430 million was up 12% for the quarter and operating margin was 1.66% compared to 1.48% a year ago.
     “Distribution Solutions had a very strong performance in the first quarter. Margin improvements were attributable to several factors, including solid levels of compensation from our agreements with branded pharmaceutical manufacturers, above-market growth for our OneStop Generics program, increased demand related to the H1N1 virus and, most importantly, a more disciplined approach to expense management across all of the businesses in this segment,” said Hammergren.
     In Technology Solutions, revenues were flat for the quarter. Services revenues grew 4%, reflecting the steady nature of our offering. Software revenues were down 6% and hardware revenues were down 43% reflecting the impact of lower bookings in the latter part of Fiscal 2009.
     Technology Solutions operating expenses were down 9% in the quarter due to continued rigorous expense management. Operating profit was $103 million, and the operating margin was 13.86% compared to 8.87% for the first quarter a year ago.
     “Technology Solutions has a diverse portfolio of solutions and a solid base of stable and recurring revenues. Coupled with ongoing expense management initiatives, this resulted in higher quarterly operating profit,” said Hammergren. “With the products and services we offer in Technology Solutions, we are well-positioned to extend our leadership in healthcare information technology while driving customer and company success,” Hammergren added.

Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed or furnished with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; continued volatility and disruption to the global capital and credit markets; and changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation, currently ranked 15th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson has been in continuous operation for more than 175 years, making it the longest-operating company in healthcare today. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit www.mckesson.com.
###
Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended June 30,
	2009	2008	Chg.
Revenues	$26,657	$26,704	—%

Cost of sales	25,354	25,436	—

Gross profit	1,303	1,268	3

Operating expenses	844	897	(6)

Operating income	459	371	24

Other income, net	10	21	(52)
Interest expense	(48)	(34)	41

Income before income taxes	421	358	18

Income tax expense	(133)	(123)	8

Net income	$288	$235	23

Earnings per common share (1)
Diluted	$1.06	$0.83	28

Basic	$1.07	$0.85	26

Shares on which earnings per common share were based
Diluted	272	282	(4)%
Basic	270	277	(3)%

(1)	Certain computations may reflect rounding adjustments.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended June 30,
	2009	2008	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$17,038	$16,428	4%
Sales to customers’ warehouses	6,051	6,664	(9)

Total U.S. pharmaceutical distribution & services	23,089	23,092	—
Canada pharmaceutical distribution & services	2,140	2,241	(5)
Medical-Surgical distribution & services	685	627	9

Total Distribution Solutions	25,914	25,960	—

Technology Solutions
Services	589	564	4
Software & software systems	130	138	(6)
Hardware	24	42	(43)

Total Technology Solutions	743	744	—

Revenues	$26,657	$26,704	—

GROSS PROFIT
Distribution Solutions	$954	$934	2
Technology Solutions	349	334	4

Gross profit	$1,303	$1,268	3

OPERATING EXPENSES
Distribution Solutions	$531	$562	(6)
Technology Solutions	247	270	(9)
Corporate	66	65	2

Operating expenses	$844	$897	(6)

OTHER INCOME, NET
Distribution Solutions	$7	$12	(42)
Technology Solutions	1	2	(50)
Corporate	2	7	(71)

Other income, net	$10	$21	(52)

OPERATING PROFIT
Distribution Solutions	$430	$384	12
Technology Solutions	103	66	56

Operating profit	533	450	18
Corporate	(64)	(58)	10

Income before interest expense and income taxes	$469	$392	20

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.66%	1.48%	18	bp
Technology Solutions	13.86%	8.87%	499	bp

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	March 31,
	2009	2009
ASSETS
Current Assets
Cash and cash equivalents	$2,644	$2,109
Receivables, net	7,532	7,774
Inventories, net	8,615	8,527
Prepaid expenses and other	271	261

Total	19,062	18,671
Property, Plant and Equipment, Net	814	796
Capitalized Software Held for Sale, Net	230	221
Goodwill	3,549	3,528
Intangible Assets, Net	630	661
Other Assets	1,432	1,390

Total Assets	$25,717	$25,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,156	$11,739
Deferred revenue	1,088	1,145
Current portion of long-term debt	217	219
Other accrued liabilities	2,480	2,503

Total	15,941	15,606
Long-Term Debt	2,292	2,290
Other Noncurrent Liabilities	1,213	1,178
Stockholders’ Equity	6,271	6,193

Total Liabilities and Stockholders’ Equity	$25,717	$25,267

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Quarter Ended June 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$288	$235
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	111	106
Deferred taxes	60	10
Share-based compensation expense	24	28
Other non-cash items	18	(4)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	301	(311)
Impact of accounts receivable sales facility	—	325
Inventories	(42)	(272)
Drafts and accounts payable	356	329
Deferred revenue	(84)	(53)
Taxes	17	62
Other	(142)	(141)

Net cash provided by operating activities	907	314

INVESTING ACTIVITIES
Property acquisitions	(42)	(40)
Capitalized software expenditures	(44)	(38)
Acquisitions of businesses, less cash and cash equivalents acquired	—	(242)
Other	—	(42)

Net cash used in investing activities	(86)	(362)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	5	558
Repayments of short-term borrowings	(6)	(558)
Common stock repurchases, including shares surrendered for tax withholding	(298)	(147)
Common stock transactions — other	31	35
Dividends paid	(34)	(17)
Other	(1)	(1)

Net cash used in financing activities	(303)	(130)
Effect of exchange rate changes on cash and cash equivalents	17	3

Net increase (decrease) in cash and cash equivalents	535	(175)
Cash and cash equivalents at beginning of period	2,109	1,362

Cash and cash equivalents at end of period	$2,644	$1,187